Exhibit 99.1

ECHO GLOBAL LOGISTICS REPORTS SECOND QUARTER 2010 RESULTS

Chicago, IL — (Business Wire) August 3, 2010 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, today reported financial results for the three months ended June 30, 2010.  Summarized financial results for the second quarter of 2010, along with select operating metrics, are as follows:

	Three months ended June 30,
Amounts in 000,000 s, except per share data	2009	2010	% change
Revenue:
Transactional	$36.4	$66.1	81.6%
Enterprise	23.9	43.8	83.3%
Total Revenue	60.3	109.9	82.3%

Net revenue (Total Revenue less transportation costs)	13.2	20.0	51.4%

Operating Expenses
Commissions	3.7	6.3	67.9%
General and administrative	7.1	8.9	26.3%
Depreciation and amortization	1.1	1.7	55.7%
Total Operating Expenses	11.9	16.9	42.1%

Operating Income	1.3	3.1	135.3%

Interest Expense	0.2	0.0	-76.9%

Income Before Taxes	1.1	3.1	170.2%

Provision for Income Taxes	0.4	1.2	157.6%

Net Income	0.7	1.9	178.4%
Dividends	0.3	—	-100.0%
Net income applicable to common stockholders	$0.4	$1.9	348.4%

Diluted shares (000)	12.8	22.2
Diluted EPS applicable to common stockholders	$0.03	$0.09

Operating Metrics
Net revenue margin	22.0%	18.2%	(372	) bps
Operating margin (% of net revenue)	10.0%	15.6%	556	bps

Shipment volume	153,160	263,565	72.1%
Number of enterprise clients	107	137	28.0%
Total employees	700	875	25.0%
Salaried employees	268	282	5.2%
Commissioned sales employees	288	409	42.0%
Sales agents	144	184	27.8%
Less Than Truckload (LTL) Total Revenue %	45.8%	43.9%	(186	) bps
Truckload (TL) Total Revenue %	32.1%	37.8%	572	bps

Commenting on the Company’s performance, Chief Executive Officer, Doug Waggoner said, “We are pleased to report a strong second quarter, as we continued to execute our growth strategy to expand our market share in both transactional and enterprise client bases.  We delivered our second consecutive quarter of year-over-year revenue growth in excess of 80% and more than doubled our net income as we expanded our enterprise client base by 30 new clients and our shipment volume increased in excess of 72% while we maintained a lean operating environment.

While we achieved substantial growth in revenue during the second quarter, we continued to experience net revenue margin compression.  This was due to a continued tightening in capacity in the truckload market and a higher mix of truckload revenue, which typically has lower net revenue margins than less-than-truckload net revenue.  However, our operating margins expanded from 10% to 15.6%, as our continued growth improved our overall operating leverage.”

Second Quarter Results

Total revenue of $109.9 million in the second quarter of 2010 increased 82% compared to revenue of $60.3 million in the second quarter of 2009. The majority of this increase was driven by higher volumes, attributable to both an increase in the number of clients served as well as higher volumes per client for our transactional and enterprise clients.  Total shipment volume increased by 72% year-over-year.  In addition, the Company’s revenue per shipment increased by 6% year-over-year.

Transactional revenue of $66.1 million in the second quarter of 2010 increased 82% compared to transactional revenue of $36.4 million in the second quarter of 2009. Echo’s transactional client base increased from 8,939 in the second quarter of 2009 to 11,432 in the second quarter of 2010. In addition, revenue per transactional customer increased by 42% on a year-over-year basis, driven by an increased number of transactional sales people and their improved productivity. Additionally, RayTrans, which we acquired in June 2009, contributed $9.1 million of transactional revenue in the second quarter of 2010 compared to $2.1 million in the second quarter of 2009.

Enterprise revenue of $43.8 million in the second quarter of 2010 increased 83% compared to enterprise revenue of $23.9 million in the second quarter of 2009. This increase was driven by the net addition of 30 new enterprise clients from the prior year quarter as well as a 43% increase in the average revenue per enterprise client year-over-year. Echo entered into thirteen new enterprise agreements during the second quarter of 2010.

Net revenue, which represents total revenue less transportation costs, increased 51% in the second quarter of 2010 to $20.0 million compared to $13.2 million in the second quarter of 2009. This increase was driven by growth in total revenue, partially offset by lower margins due to tightening truckload capacity and an increase in truckload revenue as a percentage of total revenue. Truckload revenue represented 38% of total revenue in the second quarter of 2010 as compared to 32% in the prior year period. The Company’s truckload revenue generally has lower net revenue margins when compared to less-than-truckload revenue.

Commission expense increased by 68% in the second quarter of 2010 compared to the second quarter of 2009. This increase was due to the increase in net revenue, as the Company’s commission plans are based on net revenue, and a higher overall effective commission rate as a result of higher revenues generated from outside sales agents. The rates Echo pays outside sales agents are generally higher than its internal commission rates.

The Company’s general and administrative expense of $8.9 million increased 26% in the second quarter of 2010 compared to $7.1 million in the second quarter of 2009, driven primarily by an increase in personnel. The total number of employees increased from 700 as of June 30, 2009 to 875 as of June 30, 2010.

The Company’s depreciation and amortization expense of $1.7 million increased 56% in the second quarter of 2010 compared to $1.1 million in the second quarter of 2009. This increase in expense was the result of continued investment in technology and the resulting depreciation of capitalized software development costs, as well as an increase in amortization expense of intangibles assets resulting from the acquisitions completed over the past year.

Net income for the second quarter of 2010 was $1.9 million compared to net income of $0.7 in the second quarter of 2009. Diluted earnings per share of $0.09 in the second quarter of 2010 was an increase of $0.06 per share over diluted earnings per share of $0.03 in the second quarter of 2009.

Business Outlook

“In the second quarter of 2010, we continued to execute our strategy to grow our market share by adding new clients,” Mr. Waggoner commented. “Our growth was accelerated sequentially as the broader economy has remained steady and we were aided by a stronger seasonal quarter.  We experienced improving trends in sales force productivity as well as improvement in key operating metrics that have enabled us to continue to achieve rapid growth.  We anticipate a strong second half of 2010 as we continue to see a steady economic outlook and remain confident that our business model will enable us to continue to capture market share.”

Conference Call

A conference call will be broadcast live on Tuesday, August 3, 2010, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Douglas R. Waggoner, Chief Executive Officer, and David B. Menzel, Chief Financial Officer.  Interested parties are invited to listen to the live webcast by visiting the Investors’ “Events” section of Echo’s website at www.echo.com.  A replay of the webcast will be available later that day in the same section of the website.

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo’s web-based technology platform compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for more than 15,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Form 10-K we recently filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2009	2010
		(unaudited)
Cash and cash equivalents	$47,803,704	$39,103,489
Accounts receivable, net of allowance for doubtful accounts	43,689,684	58,726,239
Prepaid expenses	6,420,750	7,303,407
Other current assets	735,171	649,439
Total long term assets	34,025,979	40,287,370
Total assets	$132,675,288	$146,069,944

Accounts payable — trade	$27,039,510	$35,204,774
Current maturities of capital lease obligations	302,518	313,546
Other liabilites	3,775,840	5,279,517
Deferred income taxes	1,894,204	2,071,080
Long term liabilities	5,873,143	5,138,197
Stockholders’ equity	93,790,073	98,062,830
Total liabilities and stockholders’ equity	$132,675,288	$146,069,944

Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(Unaudited)		(Unaudited)

REVENUE	$60,290,183	$109,904,864	$109,353,931	$199,008,888

COSTS AND EXPENSES:
Transportation costs	47,050,451	89,856,074	85,100,397	161,915,561
Selling, general, and administrative expenses	10,812,372	15,212,579	20,664,317	28,547,696
Depreciation and amortization	1,099,004	1,710,660	2,138,781	3,393,246
INCOME FROM OPERATIONS	1,328,356	3,125,551	1,450,436	5,152,385
OTHER EXPENSE	(187,846)	(43,411)	(264,524)	(93,127)
INCOME BEFORE PROVISION FOR INCOME TAXES	1,140,510	3,082,140	1,185,912	5,059,258
INCOME TAX EXPENSE	(448,800)	(1,156,107)	(466,666)	(1,897,254)
NET INCOME	691,710	1,926,033	719,246	3,162,004
DIVIDENDS ON PREFERRED SHARES	(262,153)	—	(527,187)	—
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$429,557	$1,926,033	$192,059	$3,162,004

Basic net income per share	$0.03	$0.09	$0.02	$0.15
Diluted net income per share	$0.03	$0.09	$0.02	$0.14

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2009	2010
	(Unaudited)

Net cash used in operating activities	$(1,530,355)	$(1,422,578)

Net cash used in investing activities	(7,773,879)	(7,322,704)

Net cash provided by financing activities	9,286,660	45,067

Decrease in cash and cash equivalents	(17,574)	(8,700,215)
Cash and cash equivalents, beginning of period	1,872,922	47,803,704
Cash and cash equivalents, end of period	$1,855,348	$39,103,489